Exhibit 10.65

VRC 2007 Bonus Plan

2007 VRC Approved Budget Metrics:

Revenue:	$87,594,617
Adjusted EBITDA:	$17,372,379
Adjusted EBITDA Margin:	19.83%
Executive Bonus Pool:	$800,000
Non-Executive Bonus Pool:	$600,000
Total Bonus Pool:	$1,400,000

2007 Executive Bonus

In 2007, the Executive Bonus will be based upon the achievement of Financial Performance Goals and Organizational Imperatives. Financial Performance Goals are Company-wide Adjusted EBITDA and Revenue targets. Organizational Imperatives are Company-wide imperatives for quality of patient care, ethical standards, legal and regulatory compliance, information technology (IT) systems reliability and data integrity.

For purposes of calculating bonuses payable under this 2007 Bonus Plan, “Adjusted EBITDA” means Earnings Before Interest, Taxes Depreciation and Amortization and without regard to non-controlling interest, net interest, or the effects of physician and employee non-cash stock-based compensation expense.

The Executive positions eligible for Executive Bonus are the Company’s Chief Executive Officer (CEO), Chief Medical Officer (CMO), Chief Financial Officer (CFO), General Counsel (GC), Chief Technology Officer (CTO), and will include the Company’s President/Chief Operating Officer (COO) and when that position is filled.

Targeted Executive Bonuses will be 50% of Base Salary, and will be based upon Financial Performance Goals or Organizational Imperatives weighted for each Executive as set forth below:

	Bonus			Bonus Allocation
				Financial	Organizational
Executive	Target			Performance	Imperatives
CEO	$	[	]	100%	0%
CMO	$	[	]	20%	80%
CFO	$	[	]	100%	0%
GC	$	[	]	50%	50%
CTO	$	[	]	75%	25%
President/ COO(1)		TBD		TBD	TBD

1. To be determined at hiring.

Financial Performance Goals

Financial Performance Goals will have an equal weighting of two components: (a) the achievement of $17.4 million in Adjusted EBITDA (50% weighting) and (b) the achievement of $87.6 million in revenue (50% weighting). To achieve any Adjusted EBITDA-based bonus, Adjusted EBITDA must be greater than 90.0% of target. For achievements of Adjusted EBITDA between 90.1-100.0% of target, the Adjusted EBITDA-based portion of the bonus will increase 10.0% for every 1.0% increase in Adjusted EBITDA towards the targeted amount (i.e. achieving 91.0% of target Adjusted EBITDA translates to receiving 10.0% of bonus related to Adjusted EBITDA). Similarly, to achieve a revenue-based bonus, revenue must be greater than 90.0% of target and the same rules outlined for Adjusted EBITDA-based achievements between 90.1-100.0% of target also apply to revenue. For example, at $17.4 million of Adjusted EBITDA (i.e. achievement of 100.0% of budgeted Adjusted EBITDA target) and $87.6 million of revenue (i.e. achievement of 100.0% of budgeted revenue target), 100.0% of the Executive bonus pool attributed to Financial Performance Goals will be authorized to be paid out to eligible Executives. At $15.6526 million of Adjusted EBITDA (i.e. 90.1% of Adjusted EBITDA target), and assuming the revenue target is achieved, only 50.0% of target bonuses attributed to Financial Performance Goals would be paid (i.e. 50.0% of bonus tied to revenue would be earned but the 50.0% of bonus tied to Adjusted EBITDA would not be earned). At $16.5 million of Adjusted EBITDA (i.e. 95.0% of Adjusted EBITDA target) and $86.7 million in revenue (i.e. 99.0% of revenue target), 70.0% of target bonus attributed to Financial Performance Goals would be paid out (i.e. management would earn 25.0% (50% of 50%) of the targeted Adjusted EBITDA bonus and 45.0% (90% of 50%) of revenue-based bonus). Provided however, that for any member of Executive management to receive any bonus based on Financial Performance Goals, the Company must achieve Adjusted EBITDA greater than $15.6 million (greater than 90.0% of Adjusted EBITDA target); if results are below $15.6 million in Adjusted EBITDA, no Executive Bonuses will be paid to Executives based on Financial Performance Goals.

Bonus Accelerator

Executive Bonuses for Financial Performance can also increase beyond the targeted amount (targeted amount refers only to the portion of Executive’s Bonus relating to Financial Performance Goals) upon the achievement of Adjusted EBITDA margins (after giving effect for these increased bonuses) beyond the budgeted 19.8%. Increases will work in the following manner: for each 1.0% that target Adjusted EBITDA margin is exceeded (after giving effect for the increased bonus), each member of Executive management’s bonus relating to Financial Performance Goals will increase 10.0%. Note: no accelerated bonus will be achieved until margin increases at least 1.0% meaning that the increase is a step-function and not a linear scale. For example, the targeted Adjusted EBITDA margin, including $1.4 million of budgeted bonuses, is 19.8%. If the Company achieves a post-bonus Adjusted EBITDA margin of 20.8% (or anything between 20.8% and 21.79%), or 1.0% greater than budget, Company-wide bonuses relating to Financial Performance Goals would increase 10.0%. No additional bonus would be given to Revenue increases beyond the budget, unless those increases lead to improvements in the 19.8% Adjusted EBITDA margin. There will be no cap on this bonus accelerator. Below are further illustrations of these increases with the assumption, for illustrative purposes only, that the entire $1.4 million of bonuses relates to Financial Performance Goals only:

	90% of Adjusted EBITDA (1)	Budget (2)	Exceed Post-Bonus Adjusted EBITDA Margin By (3)
			1.0%	2.5%	5.0%
Revenues Budget	$87,594,616	$87,594,616	$87,594,616	$87,594,616	$87,594,616
Adjusted EBITDA	$16,195,141	$17,372,379	$18,248,325	$19,562,244	$21,760,869
Bonus Pool(4)	$700,000	$1,400,000	$1,540,000	$1,750,000	$2,101,400

Pre-Bonus Adjusted
EBITDA	$16,895,141	$18,772,379	$19,788,325	$21,312,244	$23,862,269
Margins
Adjusted EBITDA	18.5%	19.8%	20.8%	22.3%	24.8%
Pre-Bonus Adjusted
EBITDA	19.3%	21.4%	22.6%	24.3%	27.2%

(1)	Assumes the achievement of Revenue/Organizational Imperatives target and 90% of Adjusted EBITDA target.
(2)	Assumes the achievement of Revenue, Organizational and Adjusted EBITDA target.
(3)	Assumes all margin increase builds from the same revenue target of $87.5m.
(4)	Assumes the entire $1.4 million bonus pool is attributed to Financial Performance Goals.

Organizational Imperatives

Organizational Imperatives for each Executive differ according to that Executive’s particular responsibility. Any bonus calculation of bonus based on Organizational Imperatives shall be subject to the weighting, priority and value assigned by the Board or a Committee thereof, and any the amount of any bonus award based on Organizational Imperatives shall be discretionary with the Board or a Committee thereof.

Chief Medical Officer

The CMO’s principal responsibility is provision of quality patient care. The CMO’s organizational imperatives include:

Professional staffing:

•	Radiologist recruitment & retention:
•	Actively participate in radiologist recruitment both on site as well as networking with groups and training programs to develop relations
•	Oversee Physician Relations department in its activities of monitoring and improving radiologist satisfaction.

Timely provision and supervision of proper medical services:

•	Monitor and enforce appropriate standards for the practice of radiology
•	Quality of service

•	Turn around time
•	Radiologist productivity
•	Monitor radiology literature for relevant developments affecting radiology practice and its impact on VRC

•	Client recruitment & satisfaction:
•	Assist in client recruitment
•	Coordinate communication and personally communicate with clients in area of quality assurance and quality improvement
•	Improve the quality assurance process to fulfill the needs of a growing practice and growing customer base

General Counsel

The GC’s principal responsibility is legal and regulatory compliance and maintenance of ethical standards. The GC’s Organizational Imperatives include:

•	Legal compliance, general:
•	Monitor ongoing business operations to identify and resolve ethics or compliance issues
•	Assure the quality of legal services provided by in-house staff and retained counsel
•	Assure that the Company’s executive officers and directors are properly informed of, and advised regarding, material events or transactions

•	Legal compliance, health care:
•	Monitor health law literature to identify new compliance requirements and appropriately address same
•	Continuously improve compliance procedures and documentation for Joint Commission accreditation;
•	Identify and resolve compliance issues applicable to new or expanded business lines

•	Legal compliance, corporate and securities:
•	Monitor applicable legal literature to identify new compliance requirements and appropriately address same
•	Assure integrity of securities transactions and periodic reports
•	Maintain corporate records properly documenting material transactions
•	Facilitate SOX compliance

•	Legal strategy:
•	Conceive and implement compliance-based legal strategies that accommodate and/or facilitate growth and expansion
•	Identify compliance based marketing benefits and opportunities

Chief Technology Officer

The CTO’s principal responsibility is the design, development, implementation and management of IT systems capable of reliably facilitating and supporting the Company’s Financial Performance Goals and other Organizational Imperatives while maintaining proper data integrity. The CTO’s organizational imperatives for 2007 include:

•	Implement VRC-wide technology master plan
•	Business strategy-driven/technology strategy-enabled
•	Rolling two and four quarter plan
•	Current quarter lock-down
•	Upcoming quarter planning, scoping and prioritization
•	Covers services, platform, business systems and infrastructure
•	Implement internal monthly business review process for IT department Project performance review
•	Budget performance review
•	Service performance review

•	Establish technology related service “incubator” process
•	Lab venue for low-cost pilot of new service concepts with representative membership from executive physicians, technology, marketing, sales, legal and finance
•	Establish cost model, service model, and compliance model that is business case based with an “exit to production” decision process involving all C-level executives

2007 Bonus for Non-Executive Employees

Bonuses for non-executive employees will be based on the attached Schedule A. Bonus achievement criteria are weighted on Financial Performance Goals, Departmental Goals, and/or Individual Objectives Goals commensurate with the level of supervisory authority for the particular individual. The Departmental Goals will be established at the Executive level and Individual Goals will be established by departmental managers. The calculation of the payout of the Financial Performance portion of bonuses for non-executives will follow the same method prescribed for Executives and with the same proviso regarding achievement of Adjusted EBIDTA goals, and the same abilities to receive accelerated bonuses that relate to Financial Performance Goals. Bonuses allocated solely for achievement of Departmental Goals or Individual Goals will be paid out upon the achievement of the goals regardless of the achievement of the Financial Performance goals. Schedule B is an example of the form that non-executive employees will be presented regarding their bonus.

Employees joining VRC prior to August 30, 2007 will be eligible to participate in the bonus program on a pro rata basis. Employees who join VRC after August 31, 2007 will not be eligible to participate in the 2007 bonus program.